Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 14, 2014 and August 27, 2014 relating to the balance sheets of Reven Housing Florida, LLC and Reven Housing Tennessee, LLC as of July 7, 2014 and July 28, 2014, respectively, in Amendment No.1 to the Registration Statement on Form S-11 (Registration No. 333-196282) and related prospectus of Reven Housing REIT, Inc. for the registration of shares of its common stock.

/s/ PKF

PKF

Certified Public Accountants

A Professional Corporation

San Diego, California

September 4, 2014